C. William Carmean								EXHIBIT 99


Table I -- Non-Derivative Securities

The Reporting Person also indirectly holds 6,441 shares in the Company's 401(k) plan, 4,126 shares in the Company's Salary and Bonus Deferral Plan, and 2,494 shares in the Company's
Supplemental Savings & Investment Plan (SSIP).


Table II -- Derivative Securities (previously reported)

The Reporting Person was granted an option on December 6, 1996 under the Issuer's Long Term Stock Incentive Plan to purchase
5,000 shares of the Issuer's Common Stock at $19.00 per share.

The Reporting Person was granted an option on May 18, 2001 under the Issuer's Omnibus Incentive Compensation Plan to purchase
11,000 shares of the Issuer's Common Stock at $16.87 per share.

The Reporting Person was granted an option on January 24, 2002 under the Issuer's Omnibus Incentive Compensation Plan to purchase 36,000 shares of the Issuer's Common Stock at $12.24 per share.

The Reporting Person was granted an option on March 31, 2003 under the Issuer's Omnibus Incentive Compensation Plan to purchase 20,000 shares of the Issuer's Common Stock at $11.68 per share.